Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Proposed Public Offering of $125 million of Common Stock

WALTHAM, Mass., February 24, 2015 — AMAG Pharmaceuticals, Inc. (Nasdaq: AMAG) announced today that it has commenced an underwritten public offering of approximately $125 million of shares of its common stock.  AMAG intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of the common stock offered in the public offering.  All of the shares in the offering will be sold by AMAG.

J.P. Morgan and Deutsche Bank are acting as joint book-running managers for the offering.  The offering is subject to market and other conditions and there can be no assurances as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

AMAG intends to use the net proceeds from this offering for general corporate purposes, including to continue the expansion and diversification of its product portfolio through the in-license or purchase of additional pharmaceutical products or companies.

The public offering will be made pursuant to an automatic shelf registration statement on Form S-3ASR that was previously filed with the Securities and Exchange Commission (SEC).  A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering has been filed with the SEC and will be available on the SEC’s website at www.sec.gov.  The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone: +1 (866) 803-9204 or from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836 or by telephone: +1 (800) 503-4611 or by email: prospectus.CPDG@db.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations of offers to buy, or sales of the common stock will only be made pursuant to the registration statement filed with the SEC, including a prospectus and a related preliminary prospectus supplement.

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on maternal health, anemia and cancer supportive care.  The primary goal of AMAG is to bring to market therapies that provide clear benefits and improve patients’ lives.  In addition to continuing to pursue opportunities to make new advancements in patients’ health and to enhance treatment accessibility, AMAG intends to continue to expand and diversify its portfolio through the in-license or purchase of additional pharmaceutical products or companies.

Safe Harbor Statement

This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding the proposed public offering, the anticipated use of proceeds of the offering and the expectations regarding size and timing of completion of the offering, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.